Registration No. __________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SHRINK NANOTECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-2197964 (I.R.S. Employer Identification No.)
2038 Corte del Nogal, Suite 110 Carlsbad, California (Address of principal executive offices)	92011 (Zip Code)

Shrink Nanotechnologies, Inc. 2010 Stock Incentive Plan
(Full title of the plan)

Mark L. Baum, Esq., Chief Executive Officer
Shrink Nanotechnologies, Inc.
2038 Corte del Nogal, Suite 110
Carlsbad, CA 92011
(Name and address of agent for service)

(760) 804-8844
(Telephone number, including area code, of agent for service)

A copy of all communications, including communications sent to the agent for service should be sent to:
Ronniel Levy, Esq.
Levy International Law, LLC
The IBM Building
590 Madison Avenue
21st Floor
New York, NY 10022
(212) 521-4038
Fax No.: (646) 219-1574

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer 	Accelerated filer 
Non-accelerated filer  (Do not check if a smaller reporting company)	Smaller reporting company ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock	25,000,000 (1)	$ 0.1275 (2)	$ 3,187,500 (2)	$ 371

(1)  Pursuant to Rule 416(a), this registration statement shall be deemed to cover an indeterminate number of additional shares that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the plans.

(2)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) based upon the average of the closing bid price ($0.13 per share) and the closing ask price ($0.125 per share) for our common stock as quoted on the OTC Bulletin Board as of January 7, 2011.

NOTE

This Registration Statement filed by Shrink Nanotechnologies, Inc. (the “Registrant”) includes a form of prospectus which covers reoffers and resales of “control securities” (as defined in Section C of the General Instructions to Form S-8) by certain of our stockholders, as more fully set forth in the prospectus. In accordance with General Instruction C of Form S-8, the number of shares to be offered or resold by means of the included prospectus by each selling stockholder (and any other person with whom such selling stockholder is acting in concert for the purpose of selling such shares) may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act.

PROSPECTUS

Shrink Nanotechnologies, Inc.

25,000,000 Shares of Common Stock

This prospectus relates to the offer and sale of shares of common stock acquired from us by certain selling stockholders named in this prospectus who are our officers, directors or employees. The selling stockholders acquired or may acquire the shares offered by this prospectus pursuant to awards under our Shrink Nanotechnologies, Inc., 2010 Stock Incentive Plan.  Shares sold under this prospectus by officers and directors will be “control securities” under the Securities Act before their sale under this prospectus or pursuant to Rule 144 under the Securities Act.  This prospectus has been prepared for the purposes of registering the resale of the shares under the Securities Act to allow for future sales by the selling stockholders on a continuous or delayed basis to the public.

The maximum number of shares that may be offered or sold under this prospectus is subject to adjustment in the event of stock splits or dividends, recapitalizations and other similar changes affecting our common stock. We will receive none of the proceeds from the sale of the common stock offered by this prospectus.

We anticipate that the selling stockholders will offer shares for resale at prevailing prices on the OTC Bulletin Board (or such other market or exchange upon which our common stock may then trade) on the date of sale.

The selling stockholders and any brokers executing selling orders on their behalf may be deemed to be “underwriters” within the meaning of the Securities Act, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act.

The number of shares to be offered or resold under this prospectus by each selling stockholder or other person with whom he or she is acting in concert for the purpose of selling shares of our common stock, may not exceed, during any three month period, the amount specified in Rule 144(e) under the Securities Act.

Our common stock is quoted on the OTC Bulletin Board under the symbol “INKN.” On January 7, 2011, the last reported sale price of our common stock on the OTC Bulletin Board was $0.13 per share.

You should carefully read and consider the section of this prospectus titled “Risk Factors” beginning on page 4 before buying any shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 13, 2011.

——————————

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Shrink Nanotechnologies, Inc. except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

•	except the common stock offered by this prospectus;

•	in any jurisdiction in which the offer or solicitation is not authorized;

•	in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

•	to any person to whom it is unlawful to make the offer or solicitation; or

•	to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

•	there have been no changes in the affairs of Shrink Nanotechnologies, Inc. after the date of this prospectus; or

•	the information contained in this prospectus is correct after the date of this prospectus.

FORWARD-LOOKING STATEMENTS

Certain information contained in this prospectus includes forward-looking statements within the meaning of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”).  These statements are expressed in good faith and based upon what we believe are reasonable assumptions, but there can be no assurance that these expectations will be achieved or accomplished.  These forward looking statements can be identified by the use of terms and phrases such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions (“will,” “may,” “could,” “should,” etc.).

The statements herein, which are not historical, reflect our current expectations and projections about the Company’s future results, performance, liquidity, financial condition, prospects and opportunities and are based upon information currently available to the Company and management and their interpretation of what are believed to be significant factors affecting the businesses, including many assumptions regarding future events.  Such forward-looking statements include statements regarding, without limitation:

•	Our ability to raise capital in order to continue operations or fund our development and license agreements;

•
the development, commercialization and market acceptance of our recently acquired microfluidic, “shrinkable plastic” or “structured” cell culturing devices (StemDisc™) and solar concentrator technologies, and other related technologies stemming from our core technologies, and the global related costs to bringing these technologies and products to market,

•	our ability to continue funding under our various funding agreements with universities under the California Regents as well as other research and development relationships we have and may enter into,

•	our immediate and growing need to raise the capital needed or obtain government or educational grants to implement our business plan,

•
our ability to innovate using our existing platform technology, a shrinkable plastic material branded as “NanoShrink™” and to find new market accepted uses for the same (such as in the printed electronics industry),

•
the relative efficiencies of the solar concentrator technologies we are developing, including our future ability to produce concentrators that produce power at a commercially compelling  dollar-per-watt rate,

•	our ability to secure economical component and manufacturing sourcing for the various businesses we seek to engage in,

•	our ability to secure certain critical licenses from third parties, some of which may be potential commercial competitors for one or more of our products,

•	the progress of our research and development activities and, our ability to fund them,

•	our ability to further acquire, hold and defend our intellectual property or to fund our license agreements with the California Regents,

•	the demand for printed “high” technologies (electronics, microfluidics and the like),

•	the projected growth in stem cell research and public policy changes relating to government funding of the same,

•	the outcome of contentious litigation in federal courts related to human embryonic stem cell culturing and development (see Shirley v. Sebilus),

•	alternative energy demands (specifically, products ultimately derived from our solar concentrator technology) , and

•	the presumed size and growth of the market for lab-on-a-chip devices in life sciences.

These forward looking statements should be considered in addition to our risk factors (contained in this prospectus under the heading “Risk Factors” below).  Additional risks not described above, or unknown to us, may also adversely affect the Company or its results.

Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.  We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the filing date of this prospectus, other than as may be required by applicable law or regulation.  Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the SEC (which shall also include all Form 10-Ks, Form 10-Qs, Form 8-Ks proxy and information statements, and other periodic reports filed by us in the SEC’s EDGAR filing system (www.sec.gov) each, as amended from time to time) which attempt to update interested parties of the risks and factors and other disclosures that may affect our business, financial condition, results of operation and cash flows.

Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in the Risk Factors section in this prospectus.

USE OF TERMS

Except as otherwise indicated by the context, references in this report to (i) the “Shrink Parent” or “Parent” or similar terms refer to the publicly traded parent holding company and registrant, Shrink Nanotechnologies, Inc., a Delaware corporation,  (ii)  the “Company”, “we”, “us”, or “our”, refer to the combined business of Shrink Parent, together with its wholly owned subsidiaries, Shrink Technologies, Inc., ShrinkChips, LLC and Shrink Solar, LLC, unless the context requires otherwise, (iii) “Shrink” refers to Shrink Technologies, Inc., a California corporation acquired by us in May 2009, inclusive of its R&D activities through universities or third parties; and “Shrink Chips” and “Shrink Solar” refer to our recently organized Delaware subsidiaries ShrinkChips LLC and Shrink Solar LLC, (iv) “Forward Split” refers to the 5 for 1 forward split of the Parent’s stock effective as of April 8, 2010, (v) “SEC” are to the United States Securities and Exchange Commission, (vi) “Securities Act” are to Securities Act of 1933, as amended, and (vii) “Exchange Act” are to the Securities Exchange Act of 1934, as amended.

All references herein to share amounts and pricing information contained in this prospectus are as adjusted to give effect to the recent Forward Split.

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at l-800-SEC-0330 for further information about the operation of the Public Reference Room. Our public filings are also available from commercial document retrieval services and at the Internet site maintained by the SEC at http://www.sec.gov.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to investors by referring them to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this document. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

DOCUMENTS INCORPORATED BY REFERENCE

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended.

•
Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 (as amended on Form 10-Q/A filed on August 16, 2010), June 30, 2010 and September 30, 2010 (as amended on Form 10-Q/A filed on November 29, 2010);

•
Current Reports on Form 8-K filed on February 3, 2010 (as amended on Form 8-K/A filed on April 8, 2010), April 22, 1010, May 5, 2010, May 7, 2010, May 19, 2010, June 2, 1010, September 3, 2010, October 18, 2010 (as amended on Form 8-K/A filed on October 25, 2010), and December 21, 2010;

•	The description of the registrant’s common stock contained in its registration statement on Form SB-2, Registration Statement No. 333-138083.

All documents (including, without limitation, further amendments, if any, to the above) which we file after the date of this prospectus pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents. Any statement contained in a previously filed document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus modifies or supersedes such previous statement and any statement contained in this prospectus shall be deemed to be modified or superseded to the extent that a statement in any document subsequently filed, which is incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this prospectus (excluding exhibits, unless such exhibits are specifically incorporated by reference into the information which this prospectus incorporates). Written requests for copies of such information should be directed to Mark L. Baum, Esq., Chief Executive Officer, Shrink Nanotechnologies, Inc., 2038 Corte del Nogal, Suite 110, Carlsbad, CA 92011. Telephone requests may be directed to the Mr. Baum at (760) 804-8844.

SHRINK NANOTECHNOLOGIES, INC.

COMPANY OVERVIEW

We are a research, design and development company dedicated to the commercialization of a nanotechnology platform called the ShrinkChip Manufacturing Solution™, which we believe represents a new low cost paradigm for fabrication of otherwise costly diagnostic chips and various other nano-size structures and devices with a multitude of applications.  Our manufacturing technology can be used to manufacture plastic (or polymer-based) chips and other devices used as measuring tools and energy and content transfer devices for a wide range of applications from the life sciences, drug and chemical analysis industries to the optoelectronics components, printed electronics and solar/renewable energy businesses.

Our technologies, in certain applications, also avoid high manufacturing costs such as specialized facilities with clean rooms and expensive, high tech manufacturing apparatus.

Many of the applications we seek to commercialize are being developed for markets that have entrenched products and technologies which serve the needs of the users that purchase for these markets.  We seek to offer a new approach and hopefully one which offers lower cost, more flexibility and produces equal or better results for the user/consumer.

Assets; Intellectual Property and Research Agreements

Our assets include exclusive and non-exclusive patent rights from four main agreements, as follows:

•
Our two Sponsored Research Agreements with the UC Regents on behalf of University of California, Irvine campus entered into in May 2010 (the “Biosensing Research Agreement”), and in September 2010 (the “EB Research Agreement”), and rights to acquire additional license rights funded by us under these agreements, (the “Sponsored Research Agreements”),

•
Our exclusive Patent and Know-How License Agreement (the “Corning License Agreement”) with Corning Incorporated (“Corning”) wherein the Company licensed the exclusive worldwide right to use and sublicense Corning’s patent-pending Modular Microfluidic System and Method for Building Modular Microfluidic System.

We also entered into other agreements, such as the one with the MF3 Consortium, accessing matching funds from MF3’s relationship with DARPA™, that provide us with research co-funding agreements as more fully provided below. Finally, we intend to commercialize our assets through relationships with third party manufacturers we contract with.  No assurance can be made that the Company will have funds sufficient to further develop and license new technologies or to commercialize the ones we have.

We have terminated, and no longer have rights under, our Microfluidics License (the “Microfluidics License”) with the University of California Regents, Merced, originally entered into on April 29, 2009.

FIGA™ Business

Due to limited cash resources, and to capitalize on government and institutional grants and our management’s relationships with universities, we have fashioned our business using a corporate development model called FIGA™ which is an acronym that stands for: Finance, Industry, Government and Regulatory and Academia.  Under this model, we have sought to access experts in the market segments we seek to impact – by building an “expert network” comprised of people with backgrounds in specialized areas of finance, industry, government and regulatory affairs and academia.  We believe that as a small business with limited resources, attracting experts from these areas and using them as key drivers for how we allocate our resources will allow us to add more value quicker for our shareholders.  This model also involves the use of exploring grant availability and programs where able.

Business Strategy

Our core shrink-film technology, branded as “NanoShrink™,” is a “platform technology” with a variety of applications in numerous fields that relate to the use of and functionalization of nano-sized structures, including channels, tubes, holes, wrinkles as well as “cracked” surfaces.  These technologies have a number of applications (many mentioned herein) in a wide variety of industries, including without limitation, the life sciences/diagnostic test industries to solar and optics applications.

We acquired our assets and rights by using a business model that has inexpensively allowed us to license technologies from two primary sources: (1) university laboratories, and (2) “secondary” technologies from very large industrial businesses.  Traditionally and historically, university engineering labs have been used as commercial resources for venture capital organizations and other funding sources looking for high quality low cost technology.  However, as a result of a number of negative economic factors over the past few years limiting private sector access to these funds, Shrink has been able to strategically locate select engineering – primarily in the biomechanical engineering space – and develop sponsored research arrangements that fund critical research and also provide us with access to intellectual property with commercial potential.

We have also recently undertaken a program to develop commercial relationships with larger, multi-national United States-based industrial companies in order to potentially work with their technologies and products which have been abandoned or “orphaned” for one or a number of reasons – primarily due to a limited market opportunity or limited funding at the time of abandonment.  We are actively seeking to develop licensing agreements in this regard to provide the right to develop and market these “orphaned” technologies and product lines.

We presently have the right to exclusively license (with the exception of certain rights reserved by universities for educational purposes) a number of technologies (as well as future technologies developed through additional university-specific agreements), pursuant to agreements we have with the Regents of the University of California, Irvine (or, the UC Regents), as described more fully herein and in our previous public company SEC reports and press releases.  Some of these rights stem from research we sponsored or have agreed to sponsor. Nonetheless, on December 13, 2010, we have terminated, and no longer have rights under, our Microfluidics License with the University of California Regents, Merced, originally entered into on April 29, 2009.

In addition to our licensed technologies, we may develop technologies on our own as a result of our research or joint development activities.

We also have developed a Science Advisory Board (“SAB”) and a Product Development and Commercialization Committee (“PDACC”) to the Company.  Through the relationships with our SAB members, we have the exclusive right to certain intellectual property rights derived from their respective work for the Company.  To date, we have not filed any applications to protect intellectual property rights derived from work provided to the Company by a member of the SAB or the PDACC.

We are focusing on developing and commercializing our technologies in three specific business segments: (1) our NanoShrink™ business, (2) our StemDisc™ business and (3) our renewable energy generation and transmission business.  As we develop additional uses for our core “Shrink Film” abilities (discussed below), we will likely add to the market segments we seek to enter.  All of the business segments we presently are engaged in are relatively immature and require additional development before products may ultimately reach a commercial customer.

We also intend to review, and as such opportunities present themselves, seek to acquire synergistic assets and businesses, although these are not within the Company’s primary initial focus as management believes that initial development, manafucturing and commercialization will be most economical through joint venture or third party OEM manufacturers we contract.

Core “Shrink Film” Abilities

Our core technologies allow for the flexible and rapid design, prototyping and manufacture of certain complex chips, polymer-based nano-structured systems and microfluidic diagnostic tools and measuring devices.  While we lost our license with the UC Regents, Merced with respect to certain microfluidics technologies, we believe that commercially viable alternatives may be available to us.  Our low cost manufacturing processes and materials avoid costly expenditures such as factories with clean-rooms and complex machinery.  This is made possible by our ability to design at a larger scale and then use the inherent properties of our NanoShrink™ plastic material to functionalize a device by controllably shrinking the same by a factor of up to 95%, through a proprietary process.  While the markets for what we can do is meaningful, we believe that our “shrinkable technology” offers, a low cost and flexible replacement for existing chips and related devices which are currently being manufactured through very expensive and relatively inflexible manufacturing processes primarily using soft lithograph, a technology that was developed from the semi-conductor industry.

These kinds of devices are most actively used in the life sciences industry and for diagnostic purposes. However, some of our products, we believe, have viable applications in the alternative energy generation and information and energy transmission industries.

Technology and Intellectual Property

From April 2009 until December 2010, we licensed or had the right to license, through various agreements with the University of California, Merced (“UC Merced” or UC Regents, Merced) and the UC Regents, various patent applications and rights relating to the ShrinkChip Manufacturing Solution™.  A description of these agreements and related technologies, applications and cost estimates is provided in our Exchange Act reports, along with a list of patents and other intellectual property owned by, or licensed to us.  In July 2010, we have also licensed a fully functional “plug and play” modular microfluidic system and method from Corning under the Corning License Agreement (i.e. the “Corning License”).

Although in December 2010, our agreements with UC Merced and the UC Regents on behalf of UC Merced terminated, we believe there are commercially viable and affordable alternatives, such as the Corning License, to continue our efforts to commercialize our ShrinkChip Manufacturing Solution™.

Our sponsored Biosensing Research Agreement with the UC Regents on behalf of the Irvine, California campus, was entered into as of May 3, 2010.  Under this sponsorship agreement we agreed to fund various specified research projects and, in the event viable inventions or discoveries are made, we have the right to exclusively (with exception for educational or similar purposes) license those fees in exchange for up front and royalty fees.  We have negotiated this agreement to grant us (presuming no default) the exclusive access to license inventions which have been developed by this laboratory as early as July 1, 2009.  No assurance can be made that we will be able to continue funding this agreement, or if we do, that such technologies will indeed become commercially viable.

Review of and Abandonment of Intellectual Property Rights

As indicated above and in our previous reports, in December of 2010, we were unable to sustain the costs of our Microfluidics License with UC Regents, Merced, which was our original agreement entered into in May of 2009.  The Company continues, however, to maintain its relationship and license with the University of California, Irvine as well as its other private sector licenses.  No assurance can be made that we will be able to continue to fund or fulfill the obligations under our other license agreements.  We may, from time-to-time and as a result of rights granted in one or more of our (or our subsidiary’s)  licensing agreements, take a license to inventions (and the related license to domestic and international patent application rights) which result from a sponsored research arrangement or private (non-academic sector) license agreement.  Doing so may trigger the license to Shrink, but will also trigger the payment of certain fees and various ongoing financial commitments, all of which have been negotiated and are disclosed in the license agreement.

The Company regularly revisits the cost-benefit analysis of its license retention and patent acquisition and prosecution policies.  The Company also reviews its licenses and patents and, as technologies or inventions have been further commercially vetted or newer competing technologies are developed by others, management may determine using its reasonable business judgment, to not continue to support the development of a technology, and may therefore abandon its licensing rights and or intellectual property rights (if not otherwise licensed) with respect to that technology, invention and the related license.  The Company may abandon intellectual property rights which it formerly thought would be valuable or which may still have some value but would be too expensive to maintain.  These same abandoned intellectual property rights may have been a part of a public announcement and even been a key part of the Company’s operational strategy.

Abandonment or an outright termination of a license to a particular invention may occur more often as Shrink acquires more IP rights, and the same inventions are commercially vetted.  License or patent rights may also be abandoned based on no other reason other than limited capital or the Company’s need to expend its capital on other vital needs.  To the extent the Company abandons such non-critical intellectual property rights, the Company may not file a specific abandonment notice.  With respect to the UC Regents, the Company remains obligated, for 90 days after abandonment, to pay for various costs related to abandoned intellectual property, including attorneys’ fees and maintenance costs.  Specifically, by way of example, with respect to the terminated Microfluidics License with UC Regents, Merced, the Company will not be refunded its initial research and license fees paid (amounting to $90,985 and 495,500 shares issued to date), and the Company has certain additional further material liabilities under this agreement relating to patent filing legal prosecution costs or development fees of up to $234,000 (unaudited), which are subject to dispute.  The Company does not believe that it has any other costs or liabilities relating to this license agreement.

Corporate History and Structure

General

We were incorporated in the state of Delaware on January 15, 2002 as Jupiter Processing, Inc.  On January 13, 2005, the Company changed its name to Audiostocks, Inc., which was again changed on May 14, 2009 to Shrink Nanotechnologies, Inc. in anticipation of its acquisition of Shrink Technologies, Inc.  On May 29, 2009, the Company entered into and completed a share exchange agreement with the former principal of Shrink Technologies, Inc., for the acquisition of Shrink which held and continues to hold, most of our related business assets and had agreements with both UC Merced and the UC Regents granting the Company the exclusive rights to the Shrink related technologies discussed herein.  Since this time we also entered into, among other things, our Corning License Agreement and the MF3 Consortium Agreement.  We have two additional, recently organized, business-specific operating entities: Shrink Solar, LLC and Shrink Chips, LLC.  All subsidiary entities to Shrink Nanotechnologies, Inc. are 100% owned.  Below is a chart of our present corporate structure:

We have extremely limited cash on hand, limited liquidity in our publicly traded common stock, and our funds are allocated towards research, development and commercialization of our technologies and products, identifying and retaining executive management that will be able to clear the Company’s path into the life sciences industry.

We have disposed of our Audiostocks related operations and assets. Any information relating to our previous AudioStocks business should not be relied upon as meaningful in assessing our Shrink operations.

Our common stock was quoted on the Over-the-Counter Bulletin Board under the symbol “INKN” through Tuesday, April 13, 2010.  On April 15, 2010, and as a result of our Forward Split which became effective, the Company’s common stock trading symbol was changed to “INKND.”  Effective as of May 14, 2010, the symbol for our common stock was changed back to INKN.  All references to share amounts, exercise, sale or conversion prices are as adjusted to reflect post forward split amounts and prices.

Our principal offices are located at 2038 Corte Del Nogal, Suite 110, Carlsbad, California, 92011.  Our phone no. is 760-804-8844, and our main contact person is Mark L. Baum, Esq., our CEO.  Our main corporate website is www.shrinknano.com.

RISK FACTORS

We have not yet commercialized products from our ShrinkChip™ related technologies and therefore have not attained revenues from them.  The nature of our business activities subjects us to certain hazards and risks and uncertainties.  We are a research and development stage company that will need substantial additional capital and development to be able to commercialize and gain market acceptance for our innovative products.  You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus or any supplement, including those included in our most recent Exchange Act reports or documents provided as exhibits to other Exchange Act reports as may be incorporated from time to time.

Our independent accounting firm and our board of directors, given the present resources and condition of the company agree that our internal controls are ineffective and that we may not be able to continue as a going concern.  We are taking steps to correct our internal controls and are also moving to improve the financial condition of the company.

General Risks:

We may not be able to continue operations as a going concern and we need substantial additional capital to continue our research and development activities and begin commercialization plans.  Research and Development costs of Shrink have been completely paid for to date by the UC Regents (Irvine), and to a lesser extent, CIRM and, we do not have any capital commitments at this time.

Our independent auditors have expressed doubt about ability to continue as a going concern.  Shrink is currently a research and development company only and we have only recently entered into agreements for the exploration of commercialization of certain of our products.  We do not have grant or capital commitments at this time and previous Shrink research has been funded by the UC Regents and CIRM.  We do not believe that the sale of our remaining AudioStocks business related assets or from recent capital raises will be sufficient to fund our operations or research to any material degree.  Nonetheless, we have no further commitments for grants and grant funds cannot, generally, be used towards commercialization and manufacturing efforts.  Accordingly, the corporation will be dependent on obtaining additional external sources of capital in order to fund its operations or even continue as a going concern.

A future capital raise could involve a private or public sales of equity securities or the incurrence of additional indebtedness. Additional funding may not be available on favorable terms, or at all.  If we borrow additional funds, we likely will be obligated to make periodic interest or other debt service payments and may be subject to additional restrictive covenants. If we fail to obtain sufficient additional capital in the future, we could be forced to curtail our growth strategy by reducing or delaying capital expenditures, selling assets or downsizing or restructuring our operations.  If we raise additional funds through public or private sales of equity securities, the sales may be at prices below the market price of our stock, and our shareholders may suffer significant dilution as a result of such sale.

You will suffer immediate and subsequent dilution; and the costs of the securities you may purchase significantly exceed the price paid by current principal shareholders.

Many of the present owners of our issued and outstanding securities acquired such securities at a cost substantially less than that of the open market.  In addition, the Company currently is indebted to Noctua Fund, LP for loans made to the Company or Shrink since 2008, as reflected on three 14% convertible promissory notes in the aggregate initial principal amounts of $118,121, $100,000, and $20,000respectively, plus interest, which are convertible at $.04 per share based on conversion prices at the times of the loans (approximately 7,000,000 shares, in aggregate as of October 31, 2010), both of which are currently in default.  Therefore, the shareholders will bear a substantial portion of the risk of dilution and losses.

We estimate liabilities, which are under dispute, of $234,000 relating to the termination of our Microfludics License with the UC Regents, Merced.

In December 2010, we terminated our license agreement with UC Regents, Merced, for the license of certain microfluidics technology patents.  Our initial fees of $90,985 and 495,500 shares of the Company that we paid to them are non-refundable and, we are required to cover certain liabilities, if any, owed to the UC Regents under these contracts.  Specifically, the Company may be indebted as much as $234,000 to the UC Regents for certain costs as a result of termination of this agreement.

Some of our debt is in default and could result in us losing some or all of our assets.

The “default” status with respect to the notes owned by Noctua Fund L.P., an affiliate of certain management, provides them with the right to take potentially aggressive actions, including levying on some or all of our assets, in order to recover monies owed.  This default could result in an action against us, including, one for enforcement of their rights by levying our assets.  The existence of a default also hinders our ability to raise additional capital or enter into long term contractual commitments.

If we do not have funds to fund our Research Agreement, License Agreement and SRA Agreement, we would likely lose some or all of the underlying assets.

We have terminated, primarily due to lack of funding, our license agreement with the UC Regents, Merced, for certain Microfluidics technology patents.  The UC Regents contract with Irvine, which is still in existence, and any other contracts we enter into with them, specifically provide for budgets which we are required to fund.  If we do not maintain our obligations to fund this research we could lose one or more of our rights under these agreements, including, without limitation, the right to license or sublicense additional or existing patents and intellectual property rights.

Certain members of management collectively own or have the right to acquire at low rates, 85% of our Common Stock.  In addition to other risks relating to control by such persons of the Company and conflicts of interest, the sale of such shares by management from time to time, will likely have an adverse affect on our stock price.

Our common stock only recently began trading, and trades at fluctuating rates, prices and volumes.  Certain members of Management, namely, Messrs. Baum, Panther and Khine, directly and indirectly own, or have the right to acquire within 60 days, approximately 144,000,000 shares of our common stock constituting approximately 85% of our company after issuance to them.  The holding period on most of these securities under Rule 144 of the Securities Act, has accrued or is nearly accrued and many of these shares are or will be eligible for resale from time to time, subject to volume limitations.  The sale of even a portion of these shares by management will likely have a material adverse affect on our stock price and, will be highly dilutive to shareholders.

In addition to the above risks, the ownership and control by management of such a large block of shares creates inherent conflicts of interest and, results in control of the Company by such persons, as discussed elsewhere in these risk factors.  No person should consider an investment in the Company unless they fully understand the adverse effect that sales by management could have on our stock price and, further, should only invest if they understand the risks associated with control by management.

Management owns a controlling interest of our stock, including, without limitation, our Series A Preferred Stock; the existence of these derivative securities, may adversely affect your stock price and our ability to raise capital or into business ventures and transactions.

Currently, twenty million shares (20,000,000) of Series A Preferred Stock are issued and outstanding and held by certain principal shareholders or their affiliates, namely Messrs. Baum and Panther, II.  These shares are all convertible and contain other restrictive covenants.  As a result, over 90% of our voting control is vested in three beneficial owners.  Moreover, as shares of preferred stock are converted and sold, such sales are likely to have a highly dilutive effect on our stock price.

Additionally, the existence of our outstanding preferred stock may hinder our ability to raise capital at favorable prices if and as needed, or to make acquisitions.

As a result, these members of management will be able to:

•	control the composition of our board of directors; control our management and policies;

•	determine the outcome of significant corporate transactions, including changes in control that may be beneficial to stockholders; and

•	act in each of their own interests, which may conflict with, or be different from, the interests of each other or the interests of the other stockholders.

Our principal stockholders have the ability to exert significant control in matters requiring stockholder vote and could delay, deter or prevent a change in control of our company.

Since our stock ownership is concentrated among a limited number of holders, those holders have significant influence over all actions requiring stockholder approval, including the election of our board of directors.  Specifically, these members of management are Marshall Khine, Esq., Mark L. Baum and James B. Panther, II (director only).  Through their concentration of voting power, they could delay, deter or prevent a change in control of our company or other business combinations that might otherwise be beneficial to our other stockholders.  In deciding how to vote on such matters, they may be influenced by interests that conflict with other stockholders. Accordingly, investors should not invest in the Company’s securities without being willing to entrust the Company’s business decisions to such persons.

Conflicts of interest between the stockholders and our company or our directors could arise because we do not comply with the listing standards of any exchange with regard to director independence.

There are a variety of conflicts of interests and related party transactions with members of management, which control the vast majority of our shares and our board.  We are not listed on a stock exchange and our Board of Directors does not comply with the independence and committee requirements which would be imposed upon us if we were listed on an exchange.  In the absence of a majority of independent directors, our directors could establish policies and enter into transactions without independent review and approval. This could present the potential for a conflict of interest between the stockholders and our company or our directors.

We have a significant amount of preferred stock, convertible debt and warrants outstanding.  If we issue additional shares or derivative securities as we raise capital, the notes are converted or the warrants are exercised, you will suffer immediate and substantial dilution to your common stock.

The bylaws allow the board to issue common shares without stockholder approval.  Currently, the board is authorized to issue a total of 475,000,000 common shares, of which less than 45% have been issued or reserved for issuance as of April 2010.  In addition, the board is authorized to issue up to 25,000,000 preferred shares of which 20,000,000 are already designated and issue and an addition 5,000,000 “blank check” preferred may be issued.  Currently, 192,906,182 shares of common stock are issued and outstanding and, the following securities are outstanding:

•	20,000,000 shares of Series A Preferred Stock, owned primarily by Messers Baum and Panther, II, convertible on a one-for-one basis into common stock,

•
$752,000 principal amount of unsecured one year 12% convertible notes, initially convertible at $.10 per share, into an aggregate of 7,520,000, in addition to shares that may be issued in respect of interest payments which notes become due commencing November of 2010, and

•	3,175,000 shares issuable upon exercise of Series A Common Stock Purchase Warrants issued between November 2009 and May of 2010, at $.20 per share, and

•	585,000 shares issuable upon exercise of Series B Common Stock Purchase Warrants issued in November 2010, at $.20 per share, and

•
$118,121.28 principal amount of 14% convertible promissory note, issued to Noctua Fund, L.P. in May 2009, an affiliate of Messers Baum and Panther, II, convertible at $.04 per share into an aggregate of 2,953,032 shares (or 3,519,030 inclusive of 565,998 shares underlying $22,640 of accrued interest, through October 31, 2010, which note is currently in default,

•
$100,000 principal amount of 14% convertible promissory Note issued to Noctua Fund, L.P., an affiliate of Messers Baum and Panther, II, reflecting loans made by it in 2008 and 2009, convertible at $0.04 per share into an aggregate of 2,500,000 shares (or 2,979,167 shares inclusive of 479,167 shares underlying $19,167 of accrued interest, through October 31, 2010), which note is also currently in default,

•
$20,000 principal amount of 14% convertible promissory Note issued to Noctua Fund, L.P., an affiliate of Messers Baum and Panther, II, reflecting loans made by it in 2010, convertible at $0.04 per share into an aggregate of 500,000 shares (or 505,833 shares inclusive of 833 shares underlying $233 of accrued interest, through October 31, 2010.

Sales of a substantial number of shares of our common stock in the public market could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

In addition, it is not likely that we will be able to raise convertible debt or equity financing without issuing shares at or below market rates, which would cause further dilution to shareholders.  Our board of directors has the authority, without the consent of any of the stockholders, to cause us to issue more shares or our common stock and shares of our preferred stock at such prices and on such terms and conditions as are determined by the Board in our sole discretion.

Moreover, cashless exercise provisions in warrants may have an additional adverse effect on the Company in that we would be required to reflect the value of such warrants as a potential liability to the Company.  No assurance can be made, therefore, that we will be able to raise capital, or, if we do, that the same will not have a material adverse effect on our capitalization or to our balance sheet.

If additional funds are raised through the issuance of equity securities, the percentage of equity ownership of the existing stockholders will be reduced. The issuance of additional shares of capital stock by us would materially dilute the stockholders’ ownership in us.

Presently, we have under-qualified management operating the company.

The present management team is not experienced enough and sufficient in number to realize the potential of Shrink, especially with respect to developing commercial diagnostic device products and solar/alternative energy technologies.  It is very likely that more qualified additional managers, with significantly more specific experience in the businesses we seek to engage in, will need to be hired.  The sooner we can hire these people the better.  These persons will likely require substantial salaries and compensation packages that the company cannot presently afford.  Additionally, there may be substantial fees associated with recruiting new additional or replacement managers.  To the extent that we are unable to ultimately bring managers into the company who are more qualified than our present team, the company and its shareholders will be negatively impacted.

Risks Relating to an Investment in Our Securities:

Anti-takeover provisions in our organizational documents and Delaware law may limit the ability of our stockholders to control our policies and effect a change of control of our company and may prevent attempts by our stockholders to replace or remove our current management, which may not be in your best interests.

There are provisions in our certificate of incorporation and bylaws that may discourage a third party from making a proposal to acquire us, even if some of our stockholders might consider the proposal to be in their best interests, and may prevent attempts by our stockholders to replace or remove our current management. These provisions include the following:

•
Currently, we have 20 million shares of Series A Preferred Stock outstanding (post Forward Split) and owned primarily by management, all of which contain significant anti-takeover and change of control deterrents.  Additionally, our certificate of incorporation authorizes our board of directors to designate any special priority or preference or other rights of, and issue up to 5,000,000 additional shares of “blank check” preferred stock without stockholder approval and to establish the preferences and rights of any preferred stock issued, which would allow the board to issue one or more classes or series of preferred stock that could discourage or delay a tender offer or change in control;

•	our certificate of incorporation prohibits our stockholders from filling board vacancies, calling special stockholder meetings or taking action by written consent;

•
our certificate of incorporation provides for the removal of a director only with cause and by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of directors; and

•
our bylaws require advance written notice of stockholder proposals and director nominations. Additionally, we are subject to Section 203 of the Delaware General Corporation Law, which, in general, imposes restrictions upon acquirers of 15% or more of our stock. Finally, the board of directors may in the future adopt other protective measures, such as a stockholder rights plan, which could delay, deter or prevent a change of control.

Compliance with Sarbanes-Oxley could be time consuming and costly, which could cause our independent registered public accounting firm to conclude that our internal control over financial reporting is not effective.

As a public company, we are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which will require annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm that both addresses management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting.

During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet our deadline for compliance with Section 404. Testing and maintaining internal controls can divert our management’s attention from other matters that are important to our business. We also expect the new regulations to increase our legal and financial compliance cost, make it more difficult to attract and retain qualified officers and members of our Board of Directors (particularly to serve on an audit committee) and make some activities more difficult, time consuming and costly.  We may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404.  Our independent registered public accounting firm may not be able or willing to issue an unqualified report on the effectiveness of our internal control over financial reporting.

If we conclude that our internal control over financial reporting is not effective, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or their effect on our operations since there is presently no precedent available by which to measure compliance adequacy.

If we are unable to conclude that we have effective internal control over financial reporting or our independent auditors are unable to provide us with an unqualified report as required by Section 404, then we may not be able to raise capital from certain sources, or list on exchanges or the NASDAQ and investors could lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

Lack of economic review may interfere with investors’ ability to fully assess merits and risks associated with purchase of our stock.

The procurement by prospective investors of an independent review of the investments merits of a proposed subscription for our stock would be costly and can normally be conducted only by those prospective investors whose subscriptions will be of sufficient magnitude that they, either alone or by a pooling of their resources with those of other prospective investors, could afford the expense of such independent analysis, including the retaining of independent consultants. Such a review might or might not prove favorable.  Accordingly, subscription to the stock is suitable only for such proposed investors willing and able to accept the risks created by a failure to conduct an independent analysis of this investment.

We do not anticipate paying cash dividends, which could reduce the value of your stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future.  Even if we do attain revenues and become profitable, we intend on reinvesting profits, if any.  The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as our board of directors may consider relevant.  Our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

There is limited historical information available for investors to evaluate our performance or a potential investment in our shares.

We are a development stage company with little historical information available to help prospective investors evaluate our performance or an investment in our shares, and our historical financial statements are not necessarily a meaningful guide for evaluating our future performance because we have not begun to manufacture and market our products.

Our common stock does not trade in a mature market and therefore has limited liquidity.

Our common stock trades on the over-the-counter market.  The average daily trading volume of our common stock on the over-the-counter market has not been consistent. Our daily volume remains limited and there is no assurance that increased volume, if any occurs, will continue. Holders of the our common stock may not be able to liquidate their investments in a short time period or at the market prices that currently exist at the time a holder decides to sell.  Because of this limited liquidity, it is unlikely that shares of our common stock will be accepted by lenders as collateral for loans.

The Company’s shareholders may face significant regulatory restrictions relating to the sale of their stock, as a result of penny stock and similar rules.

The Company’s stock differs from many stocks in that it is a “penny stock.” The Commission has adopted a number of rules to regulate “penny stocks” including, but not limited to, those rules from the Securities Act as follows:

•
3a51-1 which defines penny stock as, generally speaking, those securities which are not listed on either NASDAQ or a national securities exchange and are priced under $5, excluding securities of issuers that have net tangible assets greater than $2 million if they have been in operation at least three years, greater than $5 million if in operation less than three years, or average revenue of at least $6 million for the last three years;

•	15g-1 which outlines transactions by broker/dealers which are exempt from 15g-2 through 15g-6 as those whose commissions from traders are lower than 5% total commissions;

•	15g-2 which details that brokers must disclose risks of penny stock on Schedule 15G;

•	15g-3 which details that broker/dealers must disclose quotes and other information relating to the penny stock market;

•	15g-4 which explains that compensation of broker/dealers must be disclosed;

•	15g-5 which explains that compensation of persons associated in connection with penny stock sales must be disclosed;

•	15g-6 which outlines that broker/dealers must send out monthly account statements; and

•	15g-9 which defines sales practice requirements.

Since the Company’s securities constitute a “penny stock” within the meaning of the rules, the rules would apply to us and our securities. Because these rules provide regulatory burdens upon broker-dealers, they may affect the ability of shareholders to sell their securities in any market that may develop; the rules themselves may limit the market for penny stocks. Additionally, the market among dealers may not be active. Investors in penny stock often are unable to sell stock back to the dealer that sold them the stock. The mark-ups or commissions charged by the broker-dealers may be greater than any profit a seller may make. Because of large dealer spreads, investors may be unable to sell the stock immediately back to the dealer at the same price the dealer sold the stock to the investor. In some cases, the stock may fall quickly in value. Investors may be unable to reap any profit from any sale of the stock, if they can sell it at all. Shareholders should be aware that, according to Commission Release No. 34-29093 dated April 17, 1991, the market for penny stocks has suffered from patterns of fraud and abuse. These patterns include:

•	control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Our previous Audiostocks related businesses have dramatically diminished and we do not intend to pursue them in any significant manner. Our Shrink subsidiary is a research and development startup company and has not generated any operating revenues and may never achieve profitability, and we have yet to commercialize its inventions.

We sold the assets relating to our AudioStocks internet based investor relations business in late 2008, with the exception of certain proprietary software which we intend to sell in the future, if possible.  Therefore, we do not have any revenues or significant assets from our prior businesses.

Our recently acquired subsidiary, Shrink, is a risky and unproven development stage company and, to date, has not generated any revenues from sales.  We cannot assure you that we will generate revenues or that we can achieve or sustain profitability in the future.  Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable.  Revenues and profits, if any, will depend upon various factors, including whether our product development can be completed, and if we can achieve market acceptance.  We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

Risks Related To Development And Commercialization Of Our Products:

Our technologies are unproven and new. No assurance can be made that our technologies will work as anticipated, or, even if they do work, will be commercially accepted.

We are a primarily R&D company with a newly developing and novel manufacturing technology.  We do not have agreements with purchasers yet and no assurance can be made that we will be able to make our technology viable.  Even if we are able to continue to fund our research and development and make our technologies viable, no assurance can be made that our chips will attain market acceptance in light of the larger, more established competitors in the life sciences and solar industries.  If we are unable to raise sufficient capital or commercialize our unproven products, our stock price will decline and you will be adversely affected.

If we are unable to obtain required clearances or approvals for the commercialization of our products in the United States, we may not be able to sell products and our sales could be adversely affected.

Our future performance depends on, among other matters, our estimates as to when and at what cost we will receive regulatory approval for our products. Regulatory approval can be a lengthy, expensive and uncertain process, making the timing, cost and ability to obtain approvals difficult to predict.

In the United States, clearance or approval to commercially distribute new medical devices is received from the FDA through clearance of a Premarket Notification, or 510(k), or through approval of a Premarket Approval, or PMA. To receive 510(k) clearance, a new product must be substantially equivalent to a medical device first marketed in interstate commerce prior to May 1976.

The FDA may determine that a new product is not substantially equivalent to a device first marketed in interstate commerce prior to May 1976 or that additional information is needed before a substantial equivalence determination can be made.

A “not substantially equivalent” determination, or a request for additional information, could prevent or delay the market introduction of new products that fall into this category. The 510(k) clearance and PMA review processes can be expensive, uncertain and lengthy. It generally takes from three to five months from submission to obtain 510(k) clearance, and from six to eighteen months from submission to obtain a PMA approval; however, it may take longer, and 510(k) clearance or PMA approval may never be obtained.

Modifications or enhancements that could significantly affect safety or effectiveness, or constitute a major change in the intended use of the device, require new 510(k) or PMA submissions.

We may suffer the loss of key personnel or may be unable to attract and retain qualified personnel to maintain and expand our business.

Our success is highly dependent on the continued services of a limited number of skilled scientists, especially, Dr. Michelle Khine and Dr. Heiner Dreismann.  The company does not have an agreement for employment or consulting with Dr. Khine.  We have a consulting agreement with Dr. Dreismann.  In addition, our success will depend upon, among other factors, our ability to attract, retain and motivate qualified research and development, engineering and operating personnel, generally and during periods of rapid growth, especially in those areas of our businesses focused on new products and advanced manufacturing processes. There can be no assurance that we will be able to retain existing employees or to attract and retain additional personnel on acceptable terms.  The competition for qualified personnel in industrial, academic and nonprofit research sectors is significant.

The loss of the services of any of our key research and development, engineering or operational personnel or senior management without adequate replacement, or the inability to attract new qualified personnel, would have a material adverse effect on our operations.

Some of the processes we require in order to commercialize our products are in short supply which may delay commercialization and hinder our development of products.

As an example, we use a process called hot embossing.  The machines that do commercial scale hot embossing are in short supply and are very expensive.  Therefore, we rely on third party contractors in order to assist us with prototype commercial scale production and will also perhaps rely on these same parties for larger scale production, assuming there is market acceptance.  The costs of using these parties may significantly reduce our profit margins, and to the extent we decide to purchase our own equipment to build a manufacturing line, such an effort will not only take time, but will also amount to a significant risk of capital to the Company given our limited resources.

Significant existing or additional governmental regulation could subject us to unanticipated delays and costs, which would adversely affect our revenues.

Our products are still in the development stage.  However certain products which we may produce may be subject to government regulation depending upon their ultimate use. The successful implementation of our business strategy depends in part on our ability to get our products into the market as quickly as possible. Additional laws and regulations, or changes to existing laws and regulations, applicable to our business may be enacted or promulgated and the interpretation, application or enforcement of existing laws and regulations may change. We cannot predict the nature of any future laws, regulations, interpretations, applications or enforcements, or the specific effects any of these might have on our business. Any future laws, regulations, interpretations, applications, or enforcements could delay or prevent regulatory approval or clearance of our products and our ability to market our products. Moreover, if we do not comply with existing or future laws or regulations, we could be subject to the following types of enforcement actions by the FDA and other agencies:

•	Fines;

•	Injunctions;

•	Civil penalties;

•	Recalls or seizures of our products;

•	Total or partial suspension of the production of our products;

•	Withdrawal of existing approvals or premarket clearances of our products;

•	Refusal to approve or clear new applications or notices relating to our products;

•	Recommendations by the FDA that we not be allowed to enter into government contracts; and

•	Criminal prosecution.

Under our research and development agreements we rely on third party laboratories that can experience manufacturing problems or delays, which could result in decreased revenue or increased costs.

All of our research and development agreements require processes that are complex and require specialized and expensive equipment. Replacement parts for this specialized equipment can be expensive and, in some cases, can require lead times of up to a year to acquire. There can be no assurance that our funding will be adequate to fund the equipment requirements.  We also rely on numerous third parties to supply production materials and in some cases there may not be alternative sources immediately available, or they may not be available at a reasonable cost.

Shrink has substantial risk in being sued with respect to its intellectual property rights.

The world of intellectual property rights is very murky and it is often very difficult to determine the specific abilities of a business to use and exploit intellectual property rights.  Moreover even to the extent a business has solid rights, there could be substantial costs involved in defending ones rights.  Shrink has not completed nor sought any “freedom to operate” opinions from competent intellectual property counsel with respect to its related intellectual property rights and it is reasonable to assume that as the market for Shrink’s products evolves and we produce products for these markets, Shrink will be a target for such lawsuits.  Given our limited resources to defend ourselves, this may be, from a corporate perspective, a “life threatening” scenario.

We will be subject to applicable regulatory approval requirements of the foreign countries in which we could sell products, which are costly and may prevent or delay us from marketing our products in those countries.

In addition to regulatory requirements in the United States, we will be subject to the regulatory approval requirements for each foreign country to which could export our products. In the European Union, regulatory compliance requires affixing the “CE” mark to product labeling. Although our new products could be made eligible for CE marking through self-certification, this process can be lengthy and expensive. In Canada, as another example, our new products could require approval by Health Canada prior to commercialization along with International Standards Organization, or ISO, 13485/CMDCAS certification. It generally takes from three to six months from submission to obtain a Canadian Device License. Any changes in foreign approval requirements and processes may cause us to incur additional costs or lengthen review times of our new products, if any. We may not be able to obtain foreign regulatory approvals on a timely basis, if at all, and any failure to do so may cause us to incur additional costs or prevent us from marketing our products in foreign countries, which may have a material adverse effect on our business, financial condition and results of operations.

We may experience difficulties that may delay or prevent our development, introduction or marketing of new or enhanced products.

We intend to continue to invest in product and technology development. The development of new or enhanced products is a complex and uncertain process. We may experience research and development, manufacturing, marketing and other difficulties that could delay or prevent our development, introduction or marketing of new products or enhancements. We cannot be certain that:

•	any of the products under development will prove to be effective in generating sales demand;

•	we will be able to obtain, in a timely manner or at all, regulatory approval, if required, to market any of our products that are in development or contemplated;

•
we are able to find adequate supplies of the necessary component parts for the devices we intend to sell, which is a very challenging risk because we presently do not manufacture anything, relying exclusively on third party company partners and business relationships;

•	the products we develop can be manufactured at acceptable cost and with appropriate quality; or these products, if and when approved, can be successfully marketed.

The factors listed above, as well as manufacturing or distribution problems, or other factors beyond our control, could delay new product launches. In addition, we cannot assure you that the market will accept these products.  Accordingly, there is no assurance that our overall revenue will increase if and when new products are launched.

Intense competition could limit our ability to secure market share which could impair our ability to sell our products and harm our financial performance.

The microfluidics, biochip and renewable energy industries, along with nearly every market we seek to penetrate, are new and underdeveloped markets and industries are rapidly evolving, and developments are expected to continue at a rapid pace. Competition in this industry, which includes competition from professional diagnostic, consumer diagnostic and renewable energy businesses, among others, is intense and expected to increase as new products and technologies become available and new competitors enter the market. Our competitors in the United States and abroad are numerous and include, among others, diagnostic testing, medical products and renewable energy companies, universities and other research institutions.

Our future success depends upon maintaining a competitive position in the development of products and technologies in our areas of focus. Our competitors may:

•	develop technologies and products that are more effective, less expensive, safer or more readily available than our products or that render our technologies or products obsolete or noncompetitive;

•	obtain patent protection or other intellectual property rights that would prevent us from developing potential products; or

•	obtain regulatory approval for the commercialization of our products more rapidly or effectively than we do.

As a result, our products or processes may not compete successfully, and research and development by others may render our products or processes obsolete or uneconomical.

Also, the possibility of patent disputes with competitors holding domestic and/or foreign patent rights may limit or delay expansion possibilities. In addition, many of our existing or potential competitors have or may have substantially greater research and development capabilities, clinical, manufacturing, regulatory and marketing experience and financial and managerial resources, giving them a competitive advantage in the markets in which we hope to operate.

The market for the sale of our products is also highly competitive. This competition is based principally upon price, quality of products, customer service and marketing support. We believe that a number of our competitors are substantially larger than we are and have greater financial resources, and have a more established sales and marketing force already operating in the market, which would give them a competitive advantage over us.

We must be able to manufacture new and improved products to meet customer demand on a timely and cost-effective basis.

We do not have any manufacturing facilities. We are negotiating with third parties for the development and manufacture of our products initially.  However, even if we are able to develop our products, and penetrate the drug and life science industries, we may have to construct or acquire a manufacturing facility or utilize third parties, both of which would require us to train appropriate personnel.  To build a manufacturing facility, we will need substantial additional capital and we do not have any capital commitments to fund such construction.  In addition, the recent financial crisis has made it extremely difficult to obtain commercial property or industrial financing.  In addition, we must be able to resolve in a timely manner manufacturing issues that may arise from time to time as we commence production of our complex products.  With a start up manufacturing facility, unexpected problems may be more frequent as new equipment is put on line and operators are inexperienced in its operation.  These and other unanticipated difficulties or delays in manufacturing our products during commercialization, in sufficient quantities to meet customer demand could diminish future demand for our products, cause us to incur greater debt and materially harm our business.

A significant portion of our sales will be dependent upon our customers’ capital spending policies and research and development budgets, and government funding of research and development programs at universities and other organizations, which are subject to significant and unexpected fluctuations.

Our target markets include pharmaceutical and biotechnology companies, academic institutions, government laboratories, and private foundations. Fluctuations in the research and development budgets at these organizations could have a significant effect on the demand for our products and services. Research and development budgets fluctuate due to changes in available resources, mergers of pharmaceutical and biotechnology companies, spending priorities, general economic conditions, and institutional and governmental budgetary policies. Our business could be seriously damaged by any significant decrease in capital equipment purchases or life sciences research and development expenditures by pharmaceutical and biotechnology companies, academic institutions, government laboratories, or private foundations.

The timing and amount of revenues from customers that rely on government funding of research may vary significantly due to factors that can be difficult to forecast.  Research funding for life science research has increased more slowly during the past several years compared to the previous years and has declined in some countries, and some grants have been frozen for extended periods of time or otherwise become unavailable to various institutions, sometimes without advance notice. Although the level of research funding increased significantly during the years 1999 through 2003, increases for fiscal 2004 through 2008 were significantly lower. Government funding of research and development is subject to the political process, which is inherently fluid and unpredictable. Other programs, such as homeland security or defense, or general efforts to reduce the federal budget deficit could be viewed by the U.S. government as a higher priority. These budgetary pressures may result in reduced allocations to government agencies that fund research and development activities. Past proposals to reduce budget deficits have included reduced NIH and other research and development allocations.  Any shift away from the funding of life sciences research and development or delays surrounding the approval of government budget proposals may seriously damage our business.

Many of our current and potential competitors have longer operating histories, larger customer or user bases, greater brand recognition, greater access to brand name suppliers, and significantly greater financial, marketing and other resources than we do.

Many of these current and potential competitors can devote substantially more resources to the development of their business operations than we can at present.  Currently, we do not have a marketing or manufacturing infrastructure in place.   In addition, larger, well-established and well-financed entities may acquire, invest in or form joint ventures with other established competitors or with specific product manufacturers, which will allow them pricing advantages due to economies of scale or pursuant to distribution agreements with suppliers. Some large product distributors may also have exclusive distribution agreements or protected territories in which they can sell specific brand name products at a significant discount, or territories in which they may seek to exclude us from selling a specific brand of product. These types of arrangements between our competitors and manufacturers and suppliers may limit our ability to distribute certain products and could adversely affect our revenues.

There can be no assurance that new products we introduce will achieve significant market acceptance or will generate significant revenue.

The market for products in micro-fluidics, bio-sensing and renewable energy industries is characterized by rapid technological advances, evolving standards in technology and frequent new product and service introductions and enhancements. Possible short life cycles for products we sell may necessitate high levels of expenditures for continually selecting new products and discontinuing the sale of obsolete product lines. To obtain a competitive position, we must continue to introduce new products and new versions of existing products that will satisfy increasingly sophisticated customer requirements and achieve market acceptance.  Our inability or failure to position and/or price our new or existing products competitively, in response to changes in evolving standards in technology, could have a material adverse effect on our business, results of operations or financial position.

If we deliver products with defects, our credibility may be harmed, market acceptance of our products may decrease and we may be exposed to liability.

The manufacturing and marketing of our products will involve an inherent risk of product liability claims. In addition, our product development is and production will be extremely complex and could expose our products to defects. Any defects could harm our credibility and decrease market acceptance of our products. In the event that we are held liable for a claim for which we are not indemnified or insured that claim could materially damage our business and financial condition. Even if we are indemnified, we may not be able to obtain reimbursement of our damages from the indemnifying party, because for example they do not have sufficient funds or insurance coverage to pay us.  If a claim is made for which we have insurance coverage, we can not be certain that the amount of such coverage will be sufficient, or that we will be able to collect on a claim when we make it.

Because we have not yet begun to sell our products, we have not obtained insurance covering product liability claims or product recall claims against us.  When we begin to market our products, such insurance may not be available to us, or not available on terms which we find acceptable.   We may determine that the cost of such insurance is too high when compared to the risks of not having coverage and we may determine not to obtain policies insuring such risks, or we may obtain policies with a high deductible.

If we are not able to adequately protect our intellectual property, we may not be able to compete effectively.

Our success depends, to a significant degree, upon the protection of our proprietary technologies. While we currently license certain U.S. patents and patent applications from third parties, we may need to pursue additional protections for our intellectual property as we develop new products and enhance existing products and technologies.

We may not be able to obtain appropriate protections for our intellectual property in a timely manner, or at all. Our inability to obtain appropriate protections for our intellectual property may allow competitors to enter our markets and produce or sell the same or similar products.

The risks and uncertainties that we face with respect to our patents and other proprietary rights include the following:

•	the pending patent applications we have filed or to which we have exclusive rights may not result in issued patents or may take longer than we expect to result in issued patents;

•	the claims of any patents which are issued may not provide meaningful protection;

•	we may not be able to develop additional proprietary technologies that are patentable; the patents licensed or issued to us or our customers may not provide a competitive advantage;

•	other parties may challenge patents or patent applications licensed or issued to us or our customers;

•	patents issued to other companies may harm our ability to do business; and

•	other companies may design around technologies we have patented, licensed or developed.

We may need to obtain licenses to patents or other proprietary rights from third parties. We may not be able to obtain the licenses required under any patents or proprietary rights, or they may not be available on acceptable terms. If we do not obtain required licenses, we may encounter delays in product development or find that the development, manufacture or sale of products requiring licenses could be foreclosed.

We may, from time to time, support and collaborate in research conducted by universities and governmental research organizations, such as UC Irvine and MF3 at UC Irvine. We may not be able to acquire exclusive rights to the inventions or technical information derived from these collaborations, and disputes may arise over rights in derivative or related research programs conducted by us or our collaborators.

In addition to patents, we rely on a combination of trade secrets, nondisclosure agreements and other contractual provisions and technical measures to protect our intellectual property rights.  Nevertheless, these measures may not be adequate to safeguard the technology underlying our products. If these measures do not protect our rights, third parties could use our technology and our ability to compete in the market would be reduced. In addition, employees, consultants and others who participate in the development of our products may breach their agreements with us regarding our intellectual property, and we may not have adequate remedies for the breach.

We also may not be able to effectively protect our intellectual property rights in some foreign countries.

In order to protect or enforce our patent rights, we may initiate patent litigation against third parties, such as infringement suits or interference proceedings.  Litigation may be necessary to:

•	assert claims of infringement;

•	enforce our patents;

•	protect our trade secrets or know-how; or

•	determine the enforceability, scope and validity of the proprietary rights of others.

Any lawsuits that we initiate could be expensive, take significant time and divert management’s attention from other business concerns. Litigation also puts our patents, if any, at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. Additionally, we may provoke third parties to assert claims against us.

Litigation may be necessary to enforce intellectual property rights. Litigation is inherently uncertain and the outcome is often unpredictable. Patent law relating to the scope of claims in the technology fields in which we operate is still evolving and, consequently, patent positions in our industry are generally uncertain. We may not prevail in any and the damages or other remedies awarded, if any, may not be commercially valuable.

For a variety of reasons, for example, because we do not have adequate funds, we may decide not to file for patent, copyright or trademark protection or prosecute potential infringements of our patents. Our trade secrets may also become known through other means not currently foreseen by us. Despite our efforts to protect our intellectual property, our competitors or customers may independently develop similar or alternative technologies or products that are equal or superior to our technology and products without infringing on any of our intellectual property rights or design around our proprietary technologies. Changes in laws concerning intellectual property would affect our ability to protect our intellectual property, if any.

We could suffer monetary damages, incur substantial costs or be prevented from using technologies important to our products as a result of a legal proceedings being commenced against us.

Because of the nature of our business, we may be subject at any particular time to commercial disputes, consumer product claims, negligence or various other lawsuits arising in the ordinary course of our business, including employment matters, and we expect that this will continue to be the case in the future. Such lawsuits generally seek damages, sometimes in substantial amounts, for commercial or personal injuries allegedly suffered and can include claims for punitive or other special damages. An adverse ruling or rulings in one or more such lawsuits could, individually or in the aggregate, have a material adverse effect on our sales, operations or financial performance.  We cannot assure you that any future lawsuits relating to our businesses will not have a material adverse effect on us.

Risks Relating to Our Operations:

We are currently in a growth stage and may experience setbacks in both business and product development.

We are subject to all of the risks inherent in both the creation of a new business and the development of new and existing products.  Our cash flows may be insufficient to meet expenses relating to our operations and the growth of our business, and may be insufficient to allow us to develop new and existing products. We currently so not manufacture or market any product and we cannot be certain that we will ever be able to develop, manufacture, market or sell any product.

We currently do not have adequate insurance coverage for claims against us.

We face the risk of loss resulting from product liability, securities, fiduciary liability, intellectual property, antitrust, contractual, warranty, environmental, fraud and other lawsuits, whether or not such claims are valid.  In addition, we do not have adequate or in some cases, any product liability, fiduciary, directors and officers, property, natural catastrophe and comprehensive general liability insurance.  To the extent we secure adequate insurance it may not be adequate to cover such claims or may not be available to the extent we expect. If we are able to secure adequate insurance our costs could be volatile and, at any time, can increase given changes in market supply and demand. We may not be able to obtain adequate insurance coverage in the future at acceptable costs.  A successful claim that exceeds or is not covered by our policies could require us to pay substantial sums.  Even to the extent we are able to acquire adequate insurance, we may not be able to afford to continue coverage through a policy period or in multiple and successive policy periods.

Although we have implemented safeguards to prevent unauthorized access to our ecommerce sites, there always exists certain security risks, which may cause interruptions, delays or cessation in service.

Despite the implementation of security measures, our network infrastructure may be vulnerable to computer viruses or problems caused by third parties, which could lead to interruptions, delays or cessation in service to our clients. Inappropriate use of the Internet by third parties could also potentially jeopardize the security or deter certain persons from using our services. Such inappropriate use of the Internet would include attempting to gain unauthorized access to information or systems - commonly known as “cracking” or “hacking.” Although we intend to continue to implement security measures, such measures have been circumvented in the past, and there can be no assurance that measures implemented will not be circumvented in the future. Alleviating problems caused by computer viruses or other inappropriate uses or security breaches may require interruptions, delays or cessation in service to our operations. There can be no assurance that customers or others will not assert claims of liability against us as a result of failures. Further, until more comprehensive security technologies are developed, the security and privacy concerns of existing and potential customers may inhibit the growth of the Internet service industry in general and our customer base and revenues in particular.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares offered by this prospectus. Proceeds from the exercise of options will be used for general operating expenses.

SELLING STOCKHOLDERS

The shares offered by this prospectus are being registered for reoffers and resales by the selling stockholders, certain of our directors and officers, who have acquired or may acquire such shares pursuant to the terms of awards under our 2010 Stock Incentive Plan, either pursuant to grants of restricted stock or upon the exercise of stock options. The selling stockholders named below may resell all, a portion, or none of those shares from time to time.

Selling Stockholders	Number of shares owned before sale (1)	Percentage of shares owned before sale (2)	Number of shares to be Sold (1)	Number of shares owned after sale	Percentage of shares owned after sale
Heiner Dreismann	750,000	*	750,000	-0-	*

* Represents less than 1% of the issued and outstanding common stock.

(1)           Unless indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. For purposes of this table, a person is deemed to be the beneficial owner of all common stock that he has the right to acquire, regardless of whether such right is presently exercisable. Each beneficial owner’s percentage ownership is determined by assuming that rights to acquire shares of common stock that are held by such person (but not those held by any other person) have been exercised.

(2)           Based on 194,140,848 shares of common stock outstanding as of January 13, 2011.

PLAN OF DISTRIBUTION

The shares may be sold or transferred for value by the selling stockholders, or by pledgees, donees, transferees or other successors in interest to the selling stockholders, in one or more transactions in the over-the-counter market (or any other market or stock exchange on which our shares may be traded at such time), in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The selling stockholders may effect such transactions by selling the shares to or through brokers-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions). The selling stockholders, and any broker-dealers that participate in the distribution of the shares, may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act. All selling and other expenses incurred by individual selling stockholders will be borne by such selling stockholders.

Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a secondary distribution, or a purchase by a broker or dealer, we will file a prospectus supplement, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (a) the name of each of such selling stockholder and the participating broker-dealers, (b) the number of shares involved, (c) the price at which such shares are being sold, (d) the commissions paid or the discounts or concessions allowed to such broker-dealers, (e) where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in the prospectus, as supplemented, and (f) other facts material to the transaction.

To our knowledge, no selling stockholder has any agreement or understanding, directly or indirectly, with any person to resell the shares covered by this prospectus.

In addition to any such number of shares sold hereunder, a selling stockholder may, at the same time, sell any shares of common stock, including the shares offered by this prospectus, owned by such person in compliance with all of the requirements of Rule 144 under the Securities Act, regardless of whether such shares are covered by this prospectus.

The selling stockholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular we will advise the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.

Accordingly, during such times as a selling stockholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the selling stockholder must comply with applicable law and, among other things:

1.           may not engage in any stabilization activities in connection with our common stock;

2.           may not cover short sales by purchasing shares while the distribution is taking place; and

3.           may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

There is no assurance that any of the selling stockholders will sell any or all of the shares offered by this prospectus.

We will pay all expenses in connection with this offering, other than commissions and discounts of underwriters, dealers or agents.

Penny Stock Rules

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “institutional accredited investors.” The term “institutional accredited investor” refers generally to those accredited investors who are not natural persons and fall into one of the categories of accredited investor specified in subparagraphs (1), (2), (3), (7) or (8) of Rule 501 of Regulation D promulgated under the Securities Act, including institutions with assets in excess of $5,000,000.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form required by the SEC, obtain from the customer a signed and dated acknowledgement of receipt of the disclosure document and to wait two business days before effecting the transaction. The risk disclosure document provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account.

The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

LEGAL MATTERS

Levy International Law, LLC, New York, New York, will pass upon the validity of the shares of our common stock. Levy International Law, LLC, or its affiliates, own 160,000 shares of restricted common stock of the Company, which are not subject to registration under this registration statement.

EXPERTS

The consolidated financial statements for the years ended December 31, 2008 and 2009 as incorporated in this prospectus by reference have been included in reliance on the report of Chisholm, Bierwolf, Nilson & Morrill, LLC, of Bountiful Utah (“Chisholm”) given on the authority of said firm as experts in auditing and accounting. Financial statements for any period after October 11, 2010 which are incorporated by reference herein have been included in reliance on the report of Mark Bailey & Company, Ltd.

SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the SEC by Shrink Nanotechnologies, Inc. pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this registration statement:

a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

b)
Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 (as amended on Form 10-Q/A filed on August 16, 2010), June 30, 2010 and September 30, 2010 (as amended on Form 10-Q/A filed on November 29, 2010);

c)
Current Reports on Form 8-K filed on February 3, 2010 (as amended on Form 8-K/A filed on April 8, 2010), April 22, 1010, May 5, 2010, May 7, 2010, May 19, 2010, June 2, 1010, September 3, 2010, October 18, 2010 (as amended on Form 8-K/A filed on October 25, 2010), and December 21, 2010;

d)	The description of the registrant’s common stock contained in its registration statement on Form SB-2, Registration Statement No. 333-138083.

All documents the registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Delaware Statutes

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides for the indemnification of our officers, directors, employees and agents under certain circumstances as follows:

§ 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees). (8 Del. C. 1953, § 145; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 6; 57 Del. Laws, c. 421, § 2; 59 Del. Laws, c. 437, § 7; 63 Del. Laws, c. 25, § 1; 64 Del. Laws, c. 112, § 7; 65 Del. Laws, c. 289, §§ 3-6; 67 Del. Laws, c. 376, § 3; 69 Del. Laws, c. 261, §§ 1, 2; 70 Del. Laws, c. 186, § 1; 71 Del. Laws, c. 120, §§ 3-11.)

Additionally under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violation of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemption and dividends, or (v) for any transactions from which the director derived an improper personal benefit. Depending upon the character of the proceedings, under Delaware law, the Company may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. To the extent that a director or officer of the Company has been successful in the defense of any action, suit or proceeding referred to above, the Company will be obligated to indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith.

Charter Provisions

Our Charter relieves its directors from monetary damages to the Company or its stockholders for breach of such director’s fiduciary duty as directors to the fullest extent permitted by the DGCL.

Our Amended Articles of Incorporation provide for indemnification of our officers and directors as follows:

ARTICLE TEN
INDEMNIFICATION OF OFFICERS AND DIRECTORS

10.1 The Corporation shall indemnify its directors, officers, employees, fiduciaries, and agents to the fullest extent permitted under the DCGL

10.2 Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person for whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the law of the State of Delaware from time to time against all expenses, liability, and loss (including attorney’s fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right that may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers, or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provisions of law or otherwise, as well as their rights under this article.

10.3 The private property of the Stockholders, Directors and Officers shall not be subject to the payment of corporate debts to any extent whatsoever.

10.4 No director, officer or shareholder shall have any personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this provision does not eliminate nor limit in any way the liability of a director or officer for acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law.

Bylaws

Our bylaws do not contain any provisions relating to the indemnity of our officers and directors

Agreements

Pursuant to compensation agreements with selected officers and directors, we have agreed, to the maximum extent permitted by law, to defend, indemnify and hold harmless the officers and directors against any costs, losses, claims, suits, proceedings, damages or liabilities to which our officers and directors become subject to which arise out of or are based upon or relate to our officers and directors engagement by the company.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following exhibits are filed as part of this registration statement:

4.1	2010 Stock Incentive Plan (Filed herewith)

5.1	Opinion of Levy International Law, LLC on legality

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Levy International Law, LLC (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page to this registration statement)

Item 9.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Carlsbad, California on January 13, 2011

                                                             Shrink Nanotechnologies, Inc.

                                                             By:  /s/Mark L. Baum
                                                             Name: Mark L. Baum
                                                             Title: President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark L. Baum and James B. Panther, II, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE
/s/ Mark L. Baum Mark L. Baum	President and Chief Executive Officer	January 13, 2011
/s/ James B. Panther James B. Panther, II	Chairman of the Board of Directors	January 13, 2011
/s/Marshall Khine, Esq. Marshall Khine, Esq.	Director	January 13, 2011
/s/Heiner Dreismann Heiner Dreismann, Ph.D	Director	January 13, 2011
/s/ Victor Hollander Victor A. Hollander	Director	January 13, 2011

The following exhibits are filed herewith or by incorporation by reference as part of this Registration Statement on Form S-8:

Exhibit No.                      Description

4.1	2010 Stock Incentive Plan **
5.1	Opinion of Levy International Law, LLC on legality **
23.1	Consent of Independent Registered Public Accounting Firm **
23.2	Consent of Levy International Law, LLC (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page to this registration statement)
_____________________

          **Filed herewith